UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): June 30, 2005

HEALTH NET, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

DELAWARE	1-12718	95-4288333
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21650 Oxnard Street

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

(818) 676-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8—Other Events

Item 8.01 Other Events.

On June 30, 2005, Health Net, Inc. (the “Company”) entered into a Master Lease Financing Agreement (the “Lease Agreement”) with General Electric Capital Corporation, for itself and as agent for certain participants (“Lessor”). Pursuant to the terms of the Lease Agreement, the Company sold certain of its fixed assets to Lessor for the sale price of $80 million (less certain costs and expenses) and simultaneously leased such assets from Lessor for an initial term of three years, which term may be extended at the Company’s option for an additional term of four quarters subject to the terms of the Lease Agreement. Rent payable under the Lease Agreement is $2.8 million per quarter, plus interest, payable in arrears. The interest rate payable under the Lease Agreement is subject to adjustment on a quarterly basis. At the expiration of the term of the Lease Agreement, the Company shall have the option to purchase from, or return to, Lessor all, but not less than all, of the leased assets, subject to the terms of the Lease Agreement.

On July 1, 2005, the Company issued a press release announcing that a jury in Baton Rouge, Louisiana state court returned a verdict in a lawsuit against the Company and awarded approximately $117 million in damages (the “Lawsuit”). A copy of the press release was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 5, 2005. In order to address potential claims and contentions between the Company and Lessor relating to the Lawsuit and the obligations of the parties pursuant to the Lease Agreement, on July 7, 2005, the Company and Lessor entered into Amendment No. 1 to the Lease Agreement (the “Amendment”). Pursuant to the Amendment, the parties agreed, among other things, that, on or before July 28, 2005, (a) the syndication of the $80 million financing arrangement contemplated by the Lease Agreement shall have been consummated, with Lessor guaranteeing to the participants in the syndication an aggregate amount not to exceed 10% of the Capitalized Lessor’s Cost of the Equipment (as defined in the Lease Agreement) (the “Syndication”) or (b) the Company shall have paid in full the Repayment Amount (as defined in the Amendment) at which time the Lease Agreement and the Amendment shall be terminated in accordance with their terms (an “Early Termination”). In connection with the foregoing, the Company issued Lessor an $80 million irrevocable standby letter of credit (the “LC”) on July 7, 2005, which LC has an expiration date of August 8, 2005 and will immediately terminate upon the earlier to occur of (1) consummation of the Syndication or (2) an Early Termination. A default will occur under the Lease Agreement if, by July 28, 2005, a Syndication is not consummated and the Company has not caused an Early Termination. In such case, in addition to its other remedies under the Lease Agreement, Lessor shall be entitled to draw on the LC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 7, 2005	HEALTH NET, INC.

	By:	/s/ B. Curtis Westen
B. Curtis Westen
Senior Vice President, General Counsel and Secretary